Lake Shore Bancorp, Inc. Announces Full Year 2022 and Fourth Quarter Financial Results

DUNKIRK, N.Y. —  January 31,  2023 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported unaudited net income of $1.2  million, or $0.20 per diluted share, for the fourth quarter of 2022 compared to net income of $1.8 million, or $0.31 per diluted share, for the fourth quarter of 2021. For the year ended December 31, 2022, the Company reported unaudited net income of $5.7 million, or $0.97 per diluted share, as compared to $6.2 million, or $1.05 per diluted share, for the year ended December 31, 2021.

“We experienced impressive growth in our net interest margin and loan balances during 2022 as a result of the collective determination of our team of talented banking specialists,” stated Daniel P. Reininga, President and Chief Executive Officer. “Our robust capital position and strong asset quality will allow us to react appropriately to the challenges of an uncertain economic environment and increased competition in our marketplace. The increase in non-interest expenses during fourth quarter 2022 and the full year 2022 were primarily due to remediation activities associated with the previously disclosed entry of Lake Shore Savings Bank into a formal written agreement with the Office of the Comptroller of the Currency, the Bank’s primary regulator. We expect these higher costs to continue over the near term while we address our regulatory requirements.  Additionally, we expect that our employee expenses will increase as we continue to invest in staffing resources to support both our future growth as well as our commitment to address all outstanding regulatory matters.  We are very pleased with the additions of our new Chief Operating Officer, Jennifer Zatkos, and Chief Technology Officer, Robert Cortellucci to our senior management team.”

2022 Full Year and Fourth Quarter Financial Highlights:

•	Net interest margin and interest rate spread was 3.77% and 3.65%, respectively, for the year ended December 31, 2022 as compared to 3.35% and 3.22%, respectively, for the year ended December 31, 2021;
•

Loans receivable, net grew by 10.9%, to $573.5 million at December 31, 2022 when compared to December 31, 2021, primarily due to $54.6 million of net growth in commercial and residential real estate loans during the year ended December 31, 2022;

•

Non-performing loans as a percent of total net loans decreased to 0.51% at December 31, 2022 from 1.86% at December 31, 2021, primarily due to the payoff of a non-accrual commercial real estate loan during the year ended December 31, 2022;

•

Fourth quarter 2022 net income of $1.2 million decreased by $623,000, or 34.4%, when compared to the fourth quarter of 2021. Fourth quarter 2022 net income was impacted by a $1.2 million increase in non-interest expense primarily due to remediation costs related to requirements from the formal agreement with the Office of the Comptroller of the Currency (the “Formal Agreement”). A decrease in non-interest income and an increase in provision for loan losses also reduced fourth quarter 2022 net income, which was partially offset by an increase in net interest income and a decrease in income tax expense; and

•

Net income of $5.7 million for the year ended December 31, 2022 decreased by $479,000, or 7.7%, when compared to the year ended December 31, 2021. Net income during the year ended December 31, 2022 was negatively impacted by an increase in non-interest expense, a decrease in non-interest income and an increase in provision for loan losses, which was partially offset by an increase in net interest income and a decrease in income tax expense.

Net Interest Income

2022 fourth quarter net interest income increased $1.1 million, or 20.0%, to $6.5 million as compared to $5.5 million for the 2021 fourth quarter. Net interest income for the year ended December 31,  2022 increased $2.3 million, or 10.7%, to $24.3 million as compared to $22.0 million for the year ended December 31, 2021.

Interest income for the 2022 fourth quarter was $7.5 million, an increase of $1.5 million, or 25.2%, compared to $6.0 million for the 2021 fourth quarter.  The increase was primarily due to a 98 basis points increase in the average yield on interest-earning assets due to an increase in interest rates. The increase was also due to a $42.9 million, or 8.2%, increase in the average balance of loans receivable, net since December 31, 2021.

Interest income for the year ended December 31, 2022 was $26.8 million, an increase of $2.1 million, or 8.5%, compared to $24.7 million for the year ended December 31, 2021.  The increase was primarily due to a 39 basis points increase in the average yield on interest-earning assets due to an increase in interest rates. The increase was also due to a $12.2 million, or 2.3%, increase in the average balance of  loans receivable, net since December 31, 2021.

2022 fourth quarter interest expense was $923,000, an increase of $411,000, or 80.3%, from $512,000 for the 2021 fourth quarter primarily due to an increase in interest paid on deposit accounts. During the fourth quarter of 2022, there was a 29 basis points increase in the average interest rate paid on deposit accounts, partially offset by a  $5.8 million, or 1.2%, decrease in average interest-bearing deposits. The increase in the average rate paid on deposit accounts was primarily due to the increase in interest rates during 2022. During the 2022 fourth quarter, interest expense on short-term and long-term debt increased by $82,000, or 76.6%, compared to the 2021 fourth quarter, primarily due to a  56 basis points increase in the average rate paid on debt and a $7.2 million increase in average debt outstanding.

Interest expense for the year ended December 31, 2022 was $2.4 million, a decrease of $250,000, or 9.4%, as compared to $2.7 million for the year ended December 31, 2021 primarily due to a decrease in interest paid on deposit accounts as a result of an  $11.5 million decrease in the average balance of time deposits. The overall decrease in interest paid on deposit accounts was partially offset by a 9 basis points increase in the average rate paid on money market accounts due to a rise in market interest rates.  During the year ended December 31, 2022, interest expense on short-term and long-term debt increased by $35,000, or 6.9%, compared to the year ended December 31, 2021, primarily due to a 22 basis points increase in the average rate paid on average debt outstanding.

Non-Interest Income

Non-interest income was $584,000 for the 2022 fourth quarter, a decrease of $394,000, or 40.3%, as compared to the same quarter in the prior year. The decrease was primarily due to a $269,000 net change in the realized (loss)/gain on the sale of residential real estate loans due to a decrease in the volume of loan sales as a result of an increase in interest rates.   The decrease was also due to a $90,000 increase in unrealized losses on interest rate swaps and a $24,000 decrease in earnings on bank owned life insurance.

Non-interest income was $2.7  million for the year ended December 31, 2022, a decrease of $484,000, or 15.2%, as compared to the year ended December 31, 2021. The decrease was primarily due to a $565,000 net change in the realized (loss)/gain on the sale of residential real estate loans, as a result of decreased sales due to an increase in interest rates.   Non-interest income was also impacted by a $75,000 decrease in earnings on bank owned life insurance and a $44,000 decrease in recoveries on previously impaired investment securities. The decreases were partially offset by a $133,000 increase in net unrealized gains on interest rate swaps and a $55,000 increase in service charges and fees.

Non-Interest Expense

Non-interest expense was $5.5 million for the fourth quarter of 2022, an increase of $1.3 million, or 29.8%, as compared to $4.2 million for the fourth quarter of 2021. Professional services costs increased by $555,000, or 155.5%, primarily due to an increase in auditing services and consulting costs during the fourth quarter of 2022 associated with remediation requirements from the Formal Agreement. Salary and employee benefits expense increased $203,000, or 8.9%, primarily due to an increase in the cost to attract and retain employees in our market area and increases in employee benefits. Advertising expense increased $158,000, or 158.0%, primarily due to an increase in marketing costs during the fourth quarter of 2022. Data processing costs increased $134,000, or 69.1%, primarily due to an increase in core system related costs related to the conversion to a cloud-based computing system in the second quarter of 2022, core system maintenance and enhancements to existing IT security protocols. Other expenses increased $125,000, or 35.7%, primarily due to an increase in training expenses, which has increased year-over-year as pandemic restrictions have decreased. FDIC insurance increased $86,000, or 179.2%, primarily due to an increase in regulatory assessment fees.

Non-interest expense was $19.4 million for the year ended December 31, 2022, an increase of $2.4 million, or 14.0%, as compared to $17.1 million for the year ended December 31, 2021. Salary and employee benefits expense increased $855,000, or 9.5%, primarily due to a $430,000 decrease in deferred salaries associated with a decrease in the number of loans originated during the year ended December 31, 2022 when compared to the year ended December 31, 2021. The increase was also due to annual salary increases, increases in the cost to attract and retain employees in our market area and increases in employee benefits.  Professional services increased $548,000, or 35.1%, primarily due to an increase in auditing services and consulting costs during 2022 associated with remediation costs relating to requirements from the Formal Agreement.  Other expenses increased $538,000, or 44.1%, primarily due to an increase in capital-based taxes, training, loan and foreclosure related expenses. Occupancy and equipment increased $217,000, or 7.7%, primarily due to an increase in maintenance contracts and equipment expenses related to the core processing system conversion completed in the fourth quarter of 2021 and the conversion to a cloud-based computing system in the second quarter of 2022.  Adverting expense increased $112,000, or 18.6%, primarily due to an increase in marketing costs.  FDIC insurance increased $89,000, or 48.6%, primarily due to an increase in regulatory assessment fees.

Asset Quality

There was a $225,000 provision for loan losses recorded during fourth quarter 2022 as compared to no provision being recorded during the fourth quarter 2021, primarily due to the downgrade of a $6.0 million commercial loan relationship during the period. There was no provision for loan losses during fourth quarter 2021 due to a net decrease in commercial real estate loan balances.

The provision for loan losses was $725,000 for the year ended December 31, 2022, a $75,000, or 11.5%, increase as compared to $650,000 for the year ended December 31, 2021. The increase in provision for loan losses was primarily due to an increase in classified commercial real estate loans and an increase in commercial construction and commercial real estate loan balances during the year ended December 31, 2022 when compared to the year ended December 31, 2021. The increase in the provision for loans losses was partially offset by the payoff of one non-accrual commercial real estate loan during the year ended December 31, 2022.

Non-performing loans as a percent of total net loans decreased to 0.51% at December 31, 2022 as compared to 1.86% at December 31, 2021. The decrease was primarily due to a $6.6 million, or 69.2%, decrease in non-accrual loans during the year ended December 31, 2022 due to a payoff received on an impaired commercial real estate loan. The Company’s allowance for loan losses as a percent of total net loans was 1.23% and 1.18% at December 31, 2022 and December 31, 2021, respectively.

Balance Sheet Summary

Total assets at December 31, 2022 were $699.9 million, a $13.8 million decrease, or 1.9%, as compared to $713.7 million at December 31, 2021. Cash and cash equivalents decreased by $58.0 million, or 85.7%, from $67.6 million at December 31, 2021 to $9.6 million at December 31, 2022.  The decrease was primarily due to the use of cash to fund loan originations. Securities available for sale decreased $15.8 million, or 17.8%, to $73.0 million at December 31, 2022 from $88.8 million at December 31, 2021. The decrease was primarily due to unrealized mark to market losses on securities available for sale due to an increase in market interest rates during the year ended December 31, 2022. Loans receivable, net at December 31, 2022 were $573.5 million, an increase of $56.3 million, or 10.9%, compared to $517.2 million at December 31, 2021. The increase in loans receivable, net was primarily due to increased commercial and residential real estate loan originations during the year ended December 31, 2022. Total deposits at December 31, 2022 were $570.1 million, a decrease of $23.1 million, or 3.9%, compared to $593.2 million at December 31, 2021 primarily due to a decrease in commercial deposits.

Stockholders’ equity at December 31, 2022 was $81.2 million, a $6.8 million decrease, or 7.7%, as compared to $88.0 million at December 31, 2021. The decrease in stockholders’ equity was primarily attributed to a $11.3 million increase in accumulated other comprehensive loss relating to unrealized mark to market losses on the securities portfolio. The decrease in stockholders’ equity was also attributed to the payment of dividends, partially offset by net income earned during the year ended December 31, 2022. The Company repurchased 5,701 shares of common stock at an average cost of $14.91 per share during the year ended December 31, 2022 as compared to 150,542 shares of common stock repurchased at an average cost of $14.98 per share during the prior year.

About Lake Shore

Lake Shore Bancorp, Inc. (NASDAQ Global Market: LSBK) is the mid-tier holding company of Lake Shore Savings Bank, a federally chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has eleven full-service branch locations in Western New York, including five in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. The Company’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about the Company is available at www.lakeshoresavings.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from data loss or other security breaches, risks from the COVID-19 pandemic, increased regulatory risks, and associated costs, due in part to compliance with the Bank’s Formal Agreement with the Office of the Comptroller of the Currency, the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

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Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Rachel A. Foley

Chief Financial Officer and Treasurer

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1020

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Condition Data
	December 31,	December 31,
	2022	2021
	(Unaudited)
	(Dollars in thousands)

Total assets	$699,914	$713,739
Cash and cash equivalents	9,633	67,585
Securities available for sale	73,047	88,816
Loans receivable, net	573,537	517,206
Deposits	570,119	593,184
Short-term borrowings	12,596	-
Long-term debt	24,950	21,950
Stockholders’ equity	81,184	87,976

Statements of Income
	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)
	(Dollars in thousands, except per share amounts)

Interest income	$7,471	$5,968	$26,754	$24,659
Interest expense	923	512	2,415	2,665
Net interest income	6,548	5,456	24,339	21,994
Provision for loan losses	225	-	725	650
Net interest income after provision for loan losses	6,323	5,456	23,614	21,344
Total non-interest income	584	978	2,704	3,188
Total non-interest expense	5,469	4,215	19,448	17,057
Income before income taxes	1,438	2,219	6,870	7,475
Income tax expense	246	404	1,162	1,288
Net income	$1,192	$1,815	$5,708	$6,187
Basic and diluted earnings per share	$0.20	$0.31	$0.97	$1.05
Dividends declared per share	$0.18	$0.14	$0.68	$0.54

Lake Shore Bancorp, Inc.

Selected Financial Information

Selected Financial Ratios
	Three Months Ended		Years Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)

Return on average assets	0.69%	1.03%	0.82%	0.88%
Return on average equity	5.98%	8.32%	6.90%	7.10%
Average interest-earning assets to average interest-bearing liabilities	129.39%	131.51%	129.81%	131.45%
Interest rate spread	3.90%	3.25%	3.65%	3.22%
Net interest margin	4.07%	3.35%	3.77%	3.35%

	December 31,	December 31,
	2022	2021
	(Unaudited)

Asset Quality Ratios:
Non-performing loans as a percent of total net loans	0.51%	1.86%
Non-performing assets as a percent of total assets	0.43%	1.37%
Allowance for loan losses as a percent of total net loans	1.23%	1.18%
Allowance for loan losses as a percent of non-performing loans	240.96%	63.50%

	December 31,	December 31,
	2022	2021
	(Unaudited)

Share Information:
Common stock, number of shares outstanding	5,705,225	5,692,410
Treasury stock, number of shares held	1,131,289	1,144,104
Book value per share	$14.23	$15.45